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                                                                EXHIBIT 99.11.C



                                  July 3, 2002




Liberty Massachusetts Intermediate Municipal Bond Fund
c/o Liberty Funds Trust V
One Financial Center
Boston, Massachusetts 02111

      Re: Registration Statement on Form N-14

Ladies and Gentlemen:

      We have acted as counsel to Liberty Massachusetts Intermediate Municipal Bond Fund (the "Acquiring Fund"), a series of Liberty Funds Trust V (the "Trust"), in connection with the Registration Statement of the Trust on Form N-14 (the "Registration Statement") being filed by the Trust under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Acquiring Fund with the Galaxy Massachusetts Municipal Bond Fund (the "Acquired Fund"), a series of The Galaxy Fund (the "Acquired Fund Trust"), and the issuance of shares of beneficial interest of specified classes of the Acquiring Fund in connection therewith (the "Shares"), all in accordance with the terms of the Agreement and Plan of Reorganization by and among the Trust on behalf of the Acquiring Fund, the Acquired Fund Trust on behalf of the Acquired Fund, and Columbia Management Group, Inc. (the "Agreement and Plan of Reorganization"), in substantially the form included in the Registration Statement.

      We have examined the Trust's Agreement and Declaration of Trust and amendments thereto (collectively, the "Agreement and Declaration of Trust") and the Trust's By-Laws, as amended. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

      We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of each of the Trust and the Acquired Fund Trust and the shareholders of the Acquired Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.
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Liberty Massachusetts Intermediate                         July 3, 2002
Municipal Bond Fund
c/o Liberty Funds Trust V              -2-



      Based upon the foregoing, we are of the opinion that:

      1. The Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

      2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Trust.

      The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability, but only out of the assets of the particular series of shares of which he or she is or was a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the particular series of which he or she is or was a shareholder would be unable to meet its obligations.

      We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                            Very truly yours,



                                            /s/ Ropes & Gray
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                                            Ropes & Gray